Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ORIX Corporation:

July 7, 2017

We consent to the use of our reports dated June 29, 2017, with respect to the consolidated balance sheets of ORIX Corporation and its subsidiaries as of March 31, 2016 and 2017, and the related consolidated statements of income, comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended March 31, 2017, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of March 31, 2017, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the registration statement on Form F-3. Our report dated June 29, 2017, on the consolidated financial statements, contains an explanatory paragraph that states that the share repurchase based on the resolution at the Board of Directors meeting held on October 26, 2016 and February 16, 2017 was completed.

/s/     KPMG AZSA LLC

Tokyo, Japan